Exhibit 5.1

September 16, 2016

Viveve Medical, Inc.

150 Commercial Street

Sunnyvale, California 94086

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Viveve Medical, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale from time to time by the Company, of (i) shares of its common stock, par value $0.0001 per share (“Common Stock”), (ii) shares of its preferred stock, par value $0.0001 per share (“Preferred Stock”), (iii) warrants to purchase shares of Common Stock or Preferred Stock (“Equity Warrants”), (iv) units consisting of any combination of Common Stock, Preferred Stock and Equity Warrants (“Units”), and subscription rights to purchase Common Stock (“Subscription Rights”), with an aggregate offering price of up to $50,000,000 (collectively, the “Securities”). The Securities may be issued and sold by the Company pursuant to a registration statements on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 16, 2016.

As counsel to the Company in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Securities. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations of the Commission thereunder.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that when the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of Common Stock and Preferred Stock will be validly issued, fully paid and non-assessable and, in the case of Equity Warrants, Units and Subscription Rights, will be validly issued and binding obligations of the Company.

This opinion is opining upon and is limited to the current federal laws of the United States and the Delaware General Corporation Law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as the Company’s counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Sincerely,

/s/ Mitchell Silberberg & Knupp LLP